Exhibit 99.1

Live Ventures Reports Fiscal Second Quarter 2023 Financial Results

LAS VEGAS, May 11, 2023 -- Live Ventures Incorporated (Nasdaq: LIVE) (“Live Ventures” or the “Company”), a diversified holding company, today announced financial results for its fiscal second quarter ended March 31, 2023.

Fiscal Second Quarter 2023 Key Highlights:

•
Revenues were $91.1 million, as compared with $69.7 million, an increase of 30.7% over the prior year period
•
Adjusted EBITDA¹ was $9.2 million, as compared with $10.3 million in the prior year period
•
Net income was $1.6 million and diluted earnings per share (“EPS”) were $0.49 per diluted share, as compared with $15.4 million and diluted EPS of $4.84 per diluted share in the prior year period. Prior year period included a benefit of approximately $11.4 million or $3.58 per diluted share for a gain on bankruptcy settlement
•
Stockholders’ equity of $103.2 million at the end of the quarter
•
Acquired Flooring Liquidators, Inc. (“Flooring Liquidators”) for approximately $78.7 million during the quarter
•
Total assets of $365.4 million at the end of the quarter
•
Approximately $25.9 million of cash and availability under the Company’s credit facilities at the end of the quarter

“For the second quarter, we delivered revenue of $91.1 million, net income of $1.6 million, and adjusted EBITDA of $9.2 million. We were able to report these results despite a tough market environment characterized by rising interest rates, inflation, and weakening consumer demand. These results reflect our commitment to disciplined execution, strategic investments, operational excellence, and capital allocation, which have positioned us well for continued success,” commented David Verret, Chief Financial Officer of Live Ventures.

“With the Flooring Liquidators acquisition, we continue to execute our multi-lever ‘buy-build-hold’ strategic plan while also investing in our existing businesses,” stated Jon Isaac, President and CEO of Live Ventures. “We remain committed to creating long-term value for our stockholders. To achieve this, we focus on strategic, well-planned acquisitions and investments aligning with our growth objectives and generating sustainable returns. We believe our financial strength and strategic focus position us well to weather near-term headwinds and emerge as a stronger, more resilient company in the long run.”

Second Quarter FY 2023 Financial Summary (in thousands except per share amounts)

Adjusted EBITDA is a non-GAAP measure. A reconciliation of the non-GAAP measures is included below.

	During the three months ended March 31,
	2023	2022	% Change
Revenues	$ 91,122	$ 69,706	30.7%
Operating Income	$ 4,952	$ 8,449	-41.4%
Net income	$ 1,558	$ 15,358	-89.9%
Diluted earnings per share	$ 0.49	$ 4.84	-89.9%

Second quarter FY 2023 revenues of $91.1 million increased 30.7%. The increase is primarily attributable to the acquisitions of Flooring Liquidators and The Kinetic Co., Inc. (“Kinetic”), partially offset by decreased revenues in the other businesses. The decrease in revenues is primarily due to reduced demand.

.

Operating income decreased to $5.0 million for the second quarter of FY 2023, as compared to $8.4 million in the prior year period. The decrease in operating income is attributable to lower gross profit margins as a result of cost increases, increased general and administrative expenses due to the acquisitions of Flooring Liquidators and Kinetic as well as one-time acquisition-related costs.

For the three months ended March 31, 2023, net income was $1.6 million and diluted EPS was $0.49 per diluted share, as compared with net income of $15.4 million and diluted EPS was $4.84 per diluted share in the prior year period. The decrease in net income is attributable to lower operating income and increased interest expense, which is primarily related to the incremental debt incurred in the Flooring Liquidators and Kinetic acquisitions. In addition, the prior year’s net income included a benefit of approximately $11.4 million or $3.58 per diluted share for a gain on bankruptcy settlement.

Second quarter FY 2023 adjusted EBITDA of $9.2 million decreased approximately $1.1 million, or 10.4%, as compared to the prior year period. The decrease is primarily due to decreases in gross profit and operating income, as discussed above.

As of March 31, 2023, the Company had total cash availability of $25.9 million, consisting of cash on hand of $4.2 million and cash availability under its various lines of credit of $21.7 million.

Second Quarter FY 2023 Segment Results (in thousands)

	During the three months ended March 31,
	2023	2022	% Change
Revenues
Retail - Entertainment	$ 19,188	$ 20,741	-7.5%
Retail - Flooring ²	20,769	-	N/A
Flooring Manufacturing	30,340	32,772	-7.4%
Steel Manufacturing ³	19,916	14,027	42.0%
Corporate & other	909	2,166	-58.0%
	$ 91,122	$ 69,706	30.7%

	During the three months ended March 31,
	2023	2022	% Change
Operating Income (loss)
Retail - Entertainment	$ 2,327	$ 3,132	-25.7%
Retail - Flooring ²	(216)	-	N/A
Flooring Manufacturing	2,406	3,875	-37.9%
Steel Manufacturing ³	2,814	2,719	3.5%
Corporate & other	(2,379)	(1,277)	N/A
	$ 4,952	$ 8,449	-41.4%

	During the three months ended March 31,
	2023	2022	% Change
Adjusted EBITDA
Retail - Entertainment	$ 2,652	$ 3,610	-26.5%
Retail - Flooring ²	$ 1,111	-	N/A
Flooring Manufacturing	3,363	4,579	-26.6%
Steel Manufacturing ³	3,670	2,828	29.8%
Corporate & other	(1,609)	(762)	N/A
Total Adjusted EBITDA	$ 9,187	$ 10,255	-10.4%

Adjusted EBITDA as a percentage of revenue
Retail - Entertainment	13.8%	17.4%
Retail - Flooring ²	5.4%	-
Flooring Manufacturing	11.1%	14.0%
Steel Manufacturing ³	18.4%	20.2%
Corporate & other	N/A	N/A
Consolidated adjusted EBITDA	10.1%	14.7%
as a percentage of revenue

² includes Flooring Liquidators in FY 2023 results

³ includes Kinetic in FY 2023 results

Retail - Entertainment

Second quarter FY 2023 Retail Entertainment segment revenues of $19.2 million decreased approximately $1.6 million, or 7.5%, as compared to the prior year. Revenues decreased due to reduced demand, and overall product mix. Second quarter cost of revenue as a percentage of revenue was 44.5% for the second quarter, as compared to 46.4% for the prior year period. Operating income for the second quarter was approximately $2.3 million, as compared to operating income of approximately $3.1 million for the prior year period.

Retail - Flooring

The Retail Flooring segment consists of Flooring Liquidators, which was acquired in January 2023. Second quarter FY 2023 Retail Flooring Segment revenues were $20.8 million and cost of revenue as a percentage of revenue was 62.7%. Operating loss for the three months ended March 31, 2023 was approximately $0.2 million.

Flooring Manufacturing

Second quarter FY 2023 Flooring Manufacturing Segment revenues of $30.3 million decreased by approximately $2.4 million, or 7.4%, as compared to the prior year period, primarily due to reduced customer demand. Second quarter cost of revenue as a percentage of revenue was 75.8%, as compared to 73.8% for the prior year period. Operating income for the second quarter was approximately $2.4 million, as compared to operating income of approximately $3.9 million for the prior year period.

Steel Manufacturing

Second quarter FY 2023 Steel Manufacturing Segment revenues of $19.9 million increased by approximately $5.9 million, or 42.0%, as compared to the prior year period, primarily due to the acquisition of Kinetic. Second quarter cost of revenue as a percentage of revenue was 71.6%, as compared to 69.7% in the prior year period. Operating income for the three months ended March 31, 2023 was approximately $2.8 million, as compared to operating income of approximately $2.7 million in the prior period.

Corporate and Other

Second quarter FY 2023 Corporate and Other Segment revenues decreased by $1.3 million, or 58.0%, primarily due to decreased revenue for SW Financial. The decrease in revenue was primarily due to weakness at SW Financial. Operating loss for the three months ended March 31, 2023 was approximately $2.4 million, as compared to a loss of approximately $1.3 million in the prior period.

Six Months FY 2023 Financial Summary (in thousands except per share amounts)

	During the six months ended March 31,
	2023	2022	% Change
Revenues	$ 160,108	$ 144,864	10.5%
Operating Income	$ 9,519	$ 18,856	-49.5%
Net income	$ 3,402	$ 21,904	-84.5%
Diluted earnings per share	$ 1.08	$ 6.87	-84.3%

Revenues increased approximately $15.2 million, or 10.5%, to $160.1 million for the six months ended March 31, 2023, as compared to the prior year period. The increase is primarily attributable to the Flooring Liquidators and Kinetic acquisitions, partially offset by decreased revenues in the other businesses. The decrease in revenues is primarily due to reduced demand.

Operating income decreased to $9.5 million for the six months ended March 31, 2023, as compared to $18.9 million in the prior year period. The decrease in operating income is attributable to lower gross profit margins as a result of inflationary cost increases, increased general and administrative expenses due to the acquisitions of Flooring Liquidators and Kinetic as well as one-time acquisition-related costs.

For the six months ended March 31, 2023, net income was $3.4 million and diluted EPS was $1.08 per diluted share, as compared with net income of $21.9 million and diluted EPS was $6.87 per diluted share in the prior year period. The decrease in net income is attributable to lower profit margins as a result of inflationary cost increases. In addition, the prior year’s net income included a benefit of approximately $11.4 million or $3.56 per diluted share for a gain on bankruptcy settlement.

Adjusted EBITDA for the six months ended March 31, 2023 was $16.7 million a decrease of approximately $5.6 million, or 25.2%, as compared to the prior year period. The decrease is primarily due to decreases in gross profit and operating income.

Six Months FY 2023 Segment Results (in thousands)

	During the six months ended March 31,
	2023	2022	% Change
Revenues
Retail - Entertainment	$ 42,461	$ 46,952	-9.6%
Retail - Flooring ²	20,769	-	N/A
Flooring Manufacturing	56,772	65,644	-13.5%
Steel Manufacturing ³	37,897	26,393	43.6%
Corporate & other	2,209	5,875	-62.4%
	$ 160,108	$ 144,864	10.5%

	During the six months ended March 31,
	2023	2022	% Change
Operating Income (loss)
Retail - Entertainment	$ 5,991	$ 7,942	-24.6%
Retail - Flooring ²	(216)	-	N/A
Flooring Manufacturing	3,158	8,483	-62.8%
Steel Manufacturing ³	4,270	4,373	-2.4%
Corporate & other	(3,684)	(1,942)	N/A
	$ 9,519	$ 18,856	-49.5%

	During the six months ended March 31,
	2023	2022	% Change
Adjusted EBITDA
Retail - Entertainment	$ 6,656	$ 8,813	-24.5%
Retail - Flooring ²	$ 1,111	-	N/A
Flooring Manufacturing	5,147	9,834	-47.7%
Steel Manufacturing ³	6,195	4,672	32.6%
Corporate & other	(2,382)	(964)	N/A
Total Adjusted EBITDA	$ 16,727	$ 22,355	-25.2%

Adjusted EBITDA as a percentage of revenue
Retail - Entertainment	15.7%	18.8%
Retail - Flooring ²	5.4%	-
Flooring Manufacturing	9.1%	15.0%
Steel Manufacturing ³	16.3%	17.7%
Corporate & other	N/A	N/A
Consolidated adjusted EBITDA	10.4%	15.4%
as a percentage of revenue

² includes Flooring Liquidators in FY 2023 results

³ includes Kinetic in FY 2023 results

Retail - Entertainment

Retail Entertainment segment revenues for the six months ended March 31, 2023 decreased approximately $4.5 million, or 9.6%, as compared to the prior year. Revenues decreased due to reduced demand, and overall product mix. Cost of revenue as a percentage of revenue was 46.2% for the six months ended March 31, 2023, as compared to 47.8% in the prior year period. Operating income for the six months ended March 31, 2023 was approximately $6.0 million, as compared to operating income of approximately $7.9 million for the prior year period.

Retail - Flooring

Retail Flooring segment revenues for the six months ended March 31, 2023 were $20.8 million and cost of revenue as a percentage of revenue was 62.7%. Operating loss for the six months ended March 31, 2023 was $0.2 million.

Flooring Manufacturing

Revenues for the six months ended March 31, 2023 decreased by approximately $8.9 million, or 13.5%, as compared to the prior year period, primarily due to reduced customer demand as a result of inflationary factors. Cost of revenue as a percentage of revenue was 78.9% for the six months ended March 31, 2023, as compared to 73.2% for the prior year period. Operating income for the six months ended March 31, 2023 was approximately $3.2 million, as compared to operating income of approximately $8.5 million for the prior year period.

Steel Manufacturing

Revenues for the six months ended March 31, 2023 increased by $11.5 million, or 43.6%, as compared to the prior year period, primarily due to the acquisition of Kinetic. Cost of revenue as a percentage of revenue was 73.5% for the six months ended March 31, 2023, as compared to 70.2% for the prior year period. Operating income for the six months ended March 31, 2023 was approximately $4.3 million, as compared to operating income of approximately $4.4 in the prior period.

Corporate and Other

Revenues for the six months ended March 31, 2023 decreased by $3.7 million primarily due to decreased revenue for SW Financial. The decrease in revenue was primarily due to weakness at SW Financial. Operating loss for the six months ended March 31, 2023 was approximately $3.7 million, as compared to a loss of approximately $1.9 million in the prior period.

Non-GAAP Financial Information

Adjusted EBITDA

We evaluate the performance of our operations based on financial measures, such as revenues and “Adjusted EBITDA.” Adjusted EBITDA is defined as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization, stock-based compensation, and other non-cash or nonrecurring charges. We believe that Adjusted EBITDA is an important indicator of the operational strength and performance of the business, including the business’s ability to fund acquisitions and other capital expenditures and to service its debt. Additionally, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance. Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate a company’s financial performance, subject to certain adjustments. Adjusted EBITDA does not represent cash flows from operations, as defined by generally accepted accounting principles (“GAAP”), should not be construed as an alternative to net income or loss, and is indicative neither of our results of operations, nor of cash flow available to fund our cash needs. It is, however, a measurement that the Company believes is useful to investors in analyzing its operating performance. Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities, and other measures of financial performance prepared in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure. As companies often define non-GAAP financial measures differently, Adjusted EBITDA, as calculated by Live Ventures Incorporated should not be compared to any similarly titled measures reported by other companies.

Forward-Looking and Cautionary Statements

The use of the word “company” or “Company” refers to Live Ventures Incorporated and its wholly-owned subsidiaries. Certain statements in this press release contain or may suggest "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties that could cause results to be materially different from expectations. Statements contained herein that look forward in time that include everything other than historical information, involve risks and uncertainties that may affect the company’s actual results, including statements relating to future investments, deployment of capital, growth, and creation of long-term stockholder value. These forward-looking statements can be identified by terminology such as "will," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates," and similar statements. Live Ventures may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission on Forms 10-K and 10-Q, Current Reports on Form

8-K, in its annual report to stockholders, in press releases and other written materials, and in oral statements made by its officers, directors or employees to third parties. There can be no assurance that such statements will prove to be accurate and there are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the company, including, but not limited to, plans and objectives of management for future operations or products, the market acceptance or future success of our products, and our future financial performance. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022 (available at http://www.sec.gov). Live Ventures undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

About Live Ventures

Live Ventures is a diversified holding company with a strategic focus on value-oriented acquisitions of domestic middle-market companies. Live Ventures’ acquisition strategy is sector-agnostic and focuses on well-run, closely-held businesses with a demonstrated track record of earnings growth and cash flow generation. The Company looks for opportunities to partner with management teams of its acquired businesses to build increased stockholder value through a disciplined buy-build-hold long-term focused strategy. Live Ventures was founded in 1968. In late 2011 Jon Isaac, CEO and strategic investor, joined the Board of Directors of the company and later refocused it into a diversified holding company. The Company’s current portfolio of diversified operating subsidiaries includes companies in the textile, flooring, tools, steel, entertainment, and financial services industries.

About Live Ventures Main Operating Subsidiaries

Marquis Industries

Based in Chatsworth, GA, and acquired by Live Ventures in 2015, Marquis Industries, Inc. (“Marquis”) is a leading manufacturer of residential and commercial carpets sold primarily in North America and focused on residential, niche commercial, and hospitality end-markets. In addition to a diverse offering of carpeting products, Marquis Industries also designs, sources, and sells hard-surface flooring products.

Vintage Stock

Based in Joplin, MO, and acquired by Live Ventures in 2016, Vintage Stock Inc. (“Vintage Stock”) is an award-winning specialty entertainment retailer that sells new and pre-owned movies, classic and current generation video games and systems, music on CD & LP, collectible comics, books, toys, and more through a unique buy-sell-trade model. Vintage Stock sells through its 70 retail stores and its website, allowing the company to ship products worldwide directly to the customer’s doorstep.

Flooring Liquidators

Based in Modesto, CA, and acquired by Live Ventures in January 2023, Flooring Liquidators is a leading provider of floors, cabinets, countertops, and installation services in California and Nevada, operating 20 warehouse-format stores and a design center. Flooring Liquidators has established a strong reputation for innovation, efficiency, and service in the home renovation and improvement market. Flooring Liquidators serves retail and builder customers through three businesses: retail customers through its Flooring Liquidators retail stores, builder and contractor customers through Elite Builder Services, Inc., and residential and business customers through 7 Day Stone, Inc.

Precision Marshall

Based in Washington, PA, and acquired by Live Ventures in 2020, Precision Industries, Inc. (“Precision Marshall”) is a leading manufacturer of premium steel tools and specialty alloys. Precision Marshall manufactures pre-finished decarb-free tool and die steel. For over 70 years, Precision Marshall has been known by steel distributors for its quick and accurate service and has led the industry with exemplary availability and value-added processing. In June 2022, Precision Marshall acquired The Kinetic Co., Inc. a highly regarded brand name in the production of industrial knives and hardened wear products.

Salomon Whitney

Based in Melville, NY, and acquired by Live Ventures in June 2021, SW Financial is a licensed broker-dealer and investment bank offering clients a broad range of products and services, including broker retailing of corporate equity and debt securities, private placement of securities, corporate finance consulting regarding mergers and acquisitions, broker selling of variable life insurance or annuities, and broker retailing of U.S. government and municipal securities. SW Financial has over 70 registered representatives and is licensed to operate in all 50 states. As of March 31, 2023, Live Ventures owns a 24.9% interest in SW Financial. However, SW Financial is consolidated into Live Ventures’ financial statements as a variable interest entity.

Contact:

Live Ventures Incorporated

Greg Powell, Director of Investor Relations

725.500.5597

gpowell@liveventures.com

www.liveventures.com

Source: Live Ventures Incorporated

LIVE VENTURES INCORPORATED

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(dollars in thousands, except per share amounts)

	March 31, 2023	September 30, 2022
	(Unaudited)
Assets
Cash	$4,168	$4,600
Trade receivables, net of allowance for doubtful accounts of $482,000 at March 31, 2023 and $132,000 at September 30, 2022	29,703	25,665
Inventories, net of reserves of $2.6 million at March 31, 2023 and $2.4 million at September 30, 2022	115,050	97,659
Income taxes receivable	4,237	4,403
Prepaid expenses and other current assets	2,748	2,477
Total current assets	155,906	134,804
Property and equipment, net of accumulated depreciation of $31.7 million at March 31, 2023, and $26.7 million at September 30, 2022	67,098	64,590
Right of use asset - operating leases	45,504	33,659
Right of use asset - finance leases	387	—
Deposits and other assets	1,741	647
Intangible assets, net of accumulated amortization of $3.4 million at March 31, 2023 and $2.1 million at September 30, 2022	25,249	3,844
Goodwill	69,506	41,093
Total assets	$365,391	$278,637
Liabilities and Stockholders' Equity
Liabilities:
Accounts payable	$12,420	$10,899
Accrued liabilities	21,465	16,486
Current portion of lease obligations - operating leases	10,688	7,851
Current portion of lease obligations - finance leases	341	217
Current portion of long-term debt	30,288	18,935
Current portion of notes payable related parties	—	2,000
Total current liabilities	75,202	56,388
Long-term debt, net of current portion	67,530	59,704
Lease obligation long term - operating leases	39,611	30,382
Lease obligation long term - finance leases	19,930	19,568
Notes payable related parties, net of current portion	45,675	5,000
Deferred taxes	12,986	8,818
Other non-current obligations	1,222	1,615
Total liabilities	262,156	181,475
Commitments and contingencies
Stockholders' equity:
Series E convertible preferred stock, $0.001 par value, 200,000 shares authorized, 47,840 shares issued and outstanding at March 31, 2023 and September 30, 2022, respectively, with a liquidation preference of $0.30 per share outstanding	—	—
Common stock, $0.001 par value, 10,000,000 shares authorized, 3,165,890 and 3,074,833 shares issued and outstanding at March 31, 2023 and September 30, 2022, respectively	2	2
Paid in capital	68,630	65,321
Treasury stock common 646,355 and 620,971 shares as of March 31, 2023 and September 30, 2022, respectively	(7,853)	(7,215)
Treasury stock Series E preferred 80,000 shares as of March 31, 2023 and of September 30, 2022, respectively	(7)	(7)
Retained earnings	42,911	39,509
Equity attributable to Live stockholders	103,683	97,610
Non-controlling interest	(448)	(448)
Total stockholders' equity	103,235	97,162
Total liabilities and stockholders' equity	$365,391	$278,637

LIVE VENTURES, INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(dollars in thousands, except per share)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2023	2022	2023	2022
Revenues	$91,122	$69,706	$160,108	$144,864
Cost of revenues	59,514	44,753	106,556	92,295
Gross profit	31,608	24,953	53,552	52,569

Operating expenses:
General and administrative expenses	22,617	13,154	37,217	27,311
Sales and marketing expenses	4,039	3,350	6,816	6,402
Total operating expenses	26,656	16,504	44,033	33,713
Operating income	4,952	8,449	9,519	18,856
Other (expense) income:
Interest expense, net	(3,235)	(858)	(5,282)	(1,875)
Loss on debt extinguishment	—	(363)	—	(363)
Gain on disposal of fixed assets	7	(1)	7	(1)
Gain on bankruptcy settlement	—	11,362	—	11,352
Other income (expense)	384	292	323	418
Total other expense, net	(2,844)	10,432	(4,952)	9,531
Income before provision for income taxes	2,108	18,881	4,567	28,387
Provision for income taxes	550	3,523	1,165	6,483
Net income	1,558	15,358	3,402	21,904
Net income attributable to non-controlling interest	—	—	—	—
Net income attributable to Live stockholders	$1,558	$15,358	$3,402	$21,904

Income per share:
Basic	$0.50	$4.90	$1.10	$6.96
Diluted	$0.49	$4.84	$1.08	$6.87

Weighted average common shares outstanding:
Basic	3,143,911	3,134,540	3,101,007	3,148,059
Diluted	3,184,982	3,172,881	3,137,625	3,187,123

Dividends declared - series B convertible preferred stock	$—	$—	$—	$—
Dividends declared - series E convertible preferred stock	$—	$—	$—	$—
Dividends declared - common stock	$—	$—	$—	$—

LIVE VENTURES INCORPORATED

NON-GAAP MEASURES RECONCILIATION

Adjusted EBITDA

The following table provides a reconciliation of Net income to total Adjusted EBITDA for the periods indicated (dollars in thousands):

	For the Three Months Ended		For the Six Months Ended
	March 31, 2023	March 31, 2022	March 31, 2023	March 31, 2022
Net income	$1,558	$15,358	$3,402	$21,904
Depreciation and amortization	3,647	1,496	6,298	3,045
Stock-based compensation	109	19	109	37
Interest expense, net	3,235	858	5,282	1,875
Income tax expense	550	3,523	1,165	6,483
Gain on bankruptcy settlement	—	(11,362)	—	(11,352)
Loss on extinguishment of debt	—	363	—	363
SW Financial settlement gain	(1,000)	—	(1,000)	—
Non-recurring costs for acquisitions	1,088	—	1,471	—
Adjusted EBITDA	$9,187	$10,255	$16,727	$22,355